Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release
The Toro Company Reports Record Results for the Fourth-Quarter and Full-Year Fiscal 2022
Driven by Strong Professional Segment Momentum and Disciplined Execution

•Full-year net sales of $4.51 billion, up 14% year over year
•Full-year reported diluted EPS of $4.20; *adjusted diluted EPS of $4.20, up 16% year over year
•Fourth-quarter net sales of $1.17 billion, up 22.0% year over year
•Fourth-quarter reported diluted EPS of $1.12; *adjusted diluted EPS of $1.11, up 98% year over year
•Full-year fiscal 2023 guidance of *adjusted diluted EPS in the range of $4.70 to $4.90 per diluted share
BLOOMINGTON, Minn.—(BUSINESS WIRE) — December 21, 2022—The Toro Company (NYSE: TTC) today reported results for its fiscal fourth-quarter ended October 31, 2022.
“We delivered record top and bottom line results in the quarter and for fiscal 2022, with full-year net sales exceeding four billion dollars for the first time in company history,” said Richard M. Olson, chairman and chief executive officer. “Demand for our innovative products remained strong throughout the year, especially in key professional markets. Our employees and channel partners collaborated to achieve outstanding results in what remained a very dynamic operating environment. Most importantly, we continued to advance our strategic priorities with a focus on driving value now and into the future for all stakeholders.

“In the fourth quarter, professional segment demand was broad-based. Our biggest constraint remained our ability to fulfill the heightened backlog of orders given the current supply chain environment. For the residential segment, retail demand continued to normalize, reflecting more typical seasonal trends and weather patterns. Notably, this demand normalization is building off the higher base we have established over the past few years with our refreshed product line-up, expanded channel, and enhanced brand marketing.”

FOURTH-QUARTER FISCAL 2022 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY22 Q4	FY21 Q4	% Change	FY22 Q4	FY21 Q4	% Change
Net Sales	$1,172.0	$960.7	22%	$1,172.0	$960.7	22%
Net Earnings	$117.6	$60.1	96%	$117.3	$59.7	96%
Diluted EPS	$1.12	$0.56	100%	$1.11	$0.56	98%
FULL-YEAR FISCAL 2022 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY22	FY21	% Change	FY22	FY21	% Change
Net Sales	$4,514.7	$3,959.6	14%	$4,514.7	$3,959.6	14%
Net Earnings	$443.3	$409.9	8%	$444.2	$392.7	13%
Diluted EPS	$4.20	$3.78	11%	$4.20	$3.62	16%
OUTLOOK
“We have started fiscal 2023 with great momentum, supported by substantial order backlogs for products in key professional end markets and expected benefits from our pricing and productivity initiatives,” continued Olson. “We believe we are in a strong position to capitalize on growth opportunities with our innovative product line-up, trusted brands, and our extensive distribution and service networks. While we acknowledge the heightened level of macroeconomic uncertainty, we expect to benefit from our well-established market leadership, along with the essential nature and regular replacement of our products.

“We have confidence in our ability to navigate the headwinds in today's macro environment. We will remain agile and flexible, guided by our enterprise strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering people. With this focus, we are prioritizing investments in the key technology areas of alternative power, smart-connected, and autonomous solutions for long-term sustainable growth, with the intent to leverage these investments across our extensive portfolio.”

For fiscal 2023, management expects net sales growth in the range of 7% to 10% and *adjusted diluted EPS in the range of $4.70 to $4.90. The estimated *adjusted diluted EPS range excludes the tax benefits recorded as excess tax deductions for stock compensation. The company's guidance is based on current visibility in this evolving and dynamic macro environment, and reflects expectations for strong demand across key professional markets, normalized seasonal demand patterns for residential and landscape contractor solutions, and continued operational execution. This guidance also assumes steady supply chain improvement throughout the year, with a return to a more typical distribution of quarterly sales.

FOURTH-QUARTER FISCAL 2022 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the fourth quarter were $944.7 million, up 29.0% from $732.5 million in the same period last year. The increase was driven primarily by net price realization, incremental revenue from the Intimidator Group acquisition in the first quarter of fiscal 2022, and higher shipments of zero-turn mowers, golf and grounds equipment, and snow and ice management solutions.
•Full-year fiscal 2022 professional segment net sales were $3.43 billion, up 17.1% from $2.93 billion last year. The increase was primarily due to net price realization and the Intimidator Group acquisition.
•Professional segment earnings for the fourth quarter were $159.2 million, up 57.5% from $101.0 million in the same period last year, and, when expressed as a percentage of net sales, 16.8%, up from 13.8% in the prior-year period. The increase was primarily due to net price realization, net sales leverage, and productivity improvements, partially offset by higher material, freight, and manufacturing costs, and the addition of the Intimidator Group at a lower initial margin than the segment average.
•Full-year fiscal 2022 professional segment earnings were $584.0 million, up 15.1% compared with $507.3 million in the prior fiscal year, and when expressed as a percentage of net sales, 17.0%, down slightly from 17.3% last year. The decrease was primarily driven by higher material, freight, and manufacturing costs, and the addition of the Intimidator Group at a lower initial margin than the segment average, partially offset by net price realization and productivity improvements.
Residential Segment
•Residential segment net sales for the fourth quarter were $223.5 million, down 0.8% from $225.2 million in the same period last year. The decrease was primarily driven by lower sales of walk-power and zero-turn riding mowers and portable-power products, largely offset by net price realization and increased shipments of snow products.
•Full-year fiscal 2022 residential segment net sales were $1.07 billion, up 5.8% from $1.01 billion last year. The increase was primarily due to net price realization and increased shipments of zero-turn riding mowers and snow products, partially offset by lower sales of walk-power mowers and portable-power products.
•Residential segment earnings for the fourth quarter were $17.5 million, up 47.6% from $11.9 million in the same period last year, and when expressed as a percentage of net sales, 7.8%, up from 5.3% in the prior-year period. The increase was largely driven by net price realization, productivity improvements, and favorable product mix, partially offset by higher material, freight, and manufacturing costs.
•Full-year fiscal 2022 residential segment earnings were $112.7 million, down 7.2% from $121.5 million in the prior fiscal year, and when expressed as a percentage of net sales, 10.5%, down from 12.0% last year. The decrease was mainly attributable to higher material, freight, and manufacturing costs, partially offset by net price realization and productivity improvements.

OPERATING RESULTS
Gross margin for the fourth quarter was 34.0%, compared with 30.1% for the same prior-year period. The increase in gross margin was primarily due to net price realization, productivity improvements, and favorable mix, partially offset by higher material, freight and manufacturing costs, as well as the addition of the Intimidator Group at a lower initial gross margin than the company average.
For fiscal 2022, gross margin was 33.3%, compared to 33.8% for fiscal 2021. *Adjusted gross margin for fiscal 2022 was 33.4%, compared with 33.8% in fiscal 2021. The decreases in reported and *adjusted gross margin were primarily due to higher material, freight, and manufacturing costs, and the Intimidator Group acquisition, partially offset by net price realization and productivity improvements.
SG&A expense as a percentage of net sales for the fourth quarter was 21.2%, compared with 22.4% in the prior-year period. The improvement was primarily due to net sales leverage and lower incentive costs.
For fiscal 2022, SG&A expense as a percentage of net sales was 20.5%, compared with 20.7% for fiscal 2021. The improvement was mainly due to net sales leverage, partially offset by net favorable fiscal 2021 legal settlements which did not reoccur in fiscal 2022.
Operating earnings as a percentage of net sales were 12.8% for the fourth quarter, compared with 7.7% in the same prior-year period. For fiscal 2022, operating earnings as a percentage of net sales were 12.8%, compared with 13.1% in fiscal 2021. *Adjusted operating earnings as a percentage of net sales for fiscal 2022 were 12.8%, unchanged on a year-over-year basis.
Interest expense was up $4.5 million for the fourth quarter to $11.5 million, and up $7.1 million for the full year to $35.7 million. The increases were driven by incremental borrowing to fund the Intimidator Group acquisition, and higher average interest rates.
The reported effective tax rate for the fourth quarter and full year were 17.9% and 19.8%, respectively, compared with 13.3% and 18.0% in fiscal 2021. The *adjusted effective tax rate for the fourth quarter and full year were 18.5% and 20.2%, respectively, compared with 13.9% and 19.6% in fiscal 2021. The increases were primarily due to less favorable one-time adjustments in the current-year periods. The reported effective tax rate increases were also driven by lower tax benefits recorded as excess tax deductions for stock compensation in the current-year periods.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
December 21, 2022 at 10:00 a.m. CST
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 21, 2022. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2022, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan Mowers, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and our related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2022 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2023 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2023 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2023 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2023 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” “pro forma,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2023 financial guidance, and expectations for strong demand across key professional markets, normalized seasonal demand patterns for residential and landscape contractor solutions and continued operational execution, as well as supply chain improvement throughout the year, with a return to a more typical distribution of quarterly sales. Particular risks and uncertainties that may affect the company’s operating results or financial position include: adverse worldwide economic conditions, including inflationary pressures; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; COVID-19 related factors, risks and challenges; the effect of abnormal weather patterns; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; customer, government and municipal revenue, budget, spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; risks associated with acquisitions and dispositions, including the company's acquisition of Intimidator Group; impairment of goodwill or other intangible assets; impacts of any restructuring activities; management of alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2022	October 31, 2021	October 31, 2022	October 31, 2021
Net sales	$1,171,984	$960,655	$4,514,662	$3,959,584
Cost of sales	773,139	671,269	3,010,066	2,621,092
Gross profit	398,845	289,386	1,504,596	1,338,492
Gross margin	34.0%	30.1%	33.3%	33.8%
Selling, general and administrative expense	248,433	215,226	928,933	820,212
Operating earnings	150,412	74,160	575,663	518,280
Interest expense	(11,519)	(6,997)	(35,738)	(28,659)
Other income, net	4,359	2,135	12,621	10,197
Earnings before income taxes	143,252	69,298	552,546	499,818
Provision for income taxes	25,695	9,190	109,204	89,938
Net earnings	$117,557	$60,108	$443,342	$409,880

Basic net earnings per share of common stock	$1.13	$0.56	$4.23	$3.82

Diluted net earnings per share of common stock	$1.12	$0.56	$4.20	$3.78

Weighted-average number of shares of common stock outstanding — Basic	104,488	106,388	104,822	107,341

Weighted-average number of shares of common stock outstanding — Diluted	105,325	107,534	105,649	108,473

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
Segment net sales	October 31, 2022	October 31, 2021	October 31, 2022	October 31, 2021
Professional	$944,680	$732,542	$3,429,607	$2,929,600
Residential	223,526	225,225	1,068,565	1,010,077
Other	3,778	2,888	16,490	19,907
Total net sales*	$1,171,984	$960,655	$4,514,662	$3,959,584

*Includes international net sales of:	$222,367	$188,709	$879,166	$827,630

	Three Months Ended		Twelve Months Ended
Segment earnings (loss) before income taxes	October 31, 2022	October 31, 2021	October 31, 2022	October 31, 2021
Professional	$159,160	$101,048	$583,993	$507,327
Residential	17,525	11,874	112,728	121,516
Other	(33,433)	(43,624)	(144,175)	(129,025)
Total segment earnings before income taxes	$143,252	$69,298	$552,546	$499,818

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31, 2022	October 31, 2021
ASSETS
Cash and cash equivalents	$188,250	$405,612
Receivables, net	332,713	310,279
Inventories, net	1,051,109	738,170
Prepaid expenses and other current assets	103,279	35,124
Total current assets	1,675,351	1,489,185

Property, plant, and equipment, net	571,661	487,731
Goodwill	583,297	421,680
Other intangible assets, net	585,832	420,041
Right-of-use assets	76,121	66,990
Investment in finance affiliate	39,349	20,671
Deferred income taxes	5,310	5,800
Other assets	19,077	24,042
Total assets	$3,555,998	$2,936,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$578,624	$503,116
Accrued liabilities	469,242	419,620
Short-term lease liabilities	15,747	14,283
Total current liabilities	1,063,613	937,019

Long-term debt	990,768	691,242
Long-term lease liabilities	63,604	55,752
Deferred income taxes	44,272	50,397
Other long-term liabilities	42,040	50,598

Stockholders’ equity:
Preferred stock	—	—
Common stock	103,970	105,206
Retained earnings	1,280,856	1,071,922
Accumulated other comprehensive loss	(33,125)	(25,996)
Total stockholders’ equity	1,351,701	1,151,132
Total liabilities and stockholders’ equity	$3,555,998	$2,936,140

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	October 31, 2022	October 31, 2021
Cash flows from operating activities:
Net earnings	$443,342	$409,880
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(8,801)	(5,704)
(Contributions to)/Distributions from finance affiliate, net	(9,877)	4,779
Depreciation of property, plant and equipment	74,922	75,468
Amortization of other intangible assets	33,887	23,848
Fair value step-up adjustment to acquired inventory	535	—
Stock-based compensation expense	22,116	21,809
Deferred income taxes	(12,264)	(22,899)
Other	(682)	457
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(19,301)	(52,260)
Inventories, net	(285,891)	(98,266)
Prepaid expenses and other assets	(30,297)	2,953
Accounts payable, accrued liabilities, and other liabilities	89,483	195,404
Net cash provided by operating activities	297,172	555,469

Cash flows from investing activities:
Purchases of property, plant and equipment	(143,478)	(104,012)
Business combinations, net of cash acquired	(402,386)	(24,883)
Asset acquisitions, net of cash acquired	(7,225)	(27,176)
Proceeds from asset disposals	237	1,035
Proceeds from sale of a business	4,605	26,584
Net cash used in investing activities	(548,247)	(128,452)

Cash flows from financing activities:
Borrowings under debt arrangements	700,000	270,000
Repayments under debt arrangements	(400,000)	(370,000)
Proceeds from exercise of stock options	10,339	13,100
Payments of withholding taxes for stock awards	(2,397)	(2,037)
Purchases of TTC common stock	(139,993)	(302,274)
Dividends paid on TTC common stock	(125,709)	(112,440)
Net cash provided by (used in) financing activities	42,240	(503,651)

Effect of exchange rates on cash and cash equivalents	(8,527)	2,354

Net decrease in cash and cash equivalents	(217,362)	(74,280)
Cash and cash equivalents as of the beginning of the fiscal period	405,612	479,892
Cash and cash equivalents as of the end of the fiscal period	$188,250	$405,612

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three and twelve month periods ended October 31, 2022 and October 31, 2021:

	Three Months Ended		Twelve Months Ended
	October 31, 2022	October 31, 2021	October 31, 2022	October 31, 2021
Gross profit	$398,845	$289,386	$1,504,596	$1,338,492
Acquisition-related costs[1]	225	—	1,650	—
Adjusted gross profit	$399,070	$289,386	$1,506,246	$1,338,492

Gross margin	34.0%	30.1%	33.3%	33.8%
Acquisition-related costs[1]	0.1%	—%	0.1%	—%
Adjusted gross margin	34.1%	30.1%	33.4%	33.8%

Operating earnings	$150,412	$74,160	$575,663	$518,280
Acquisition-related costs[1]	544	—	4,000	—
Litigation settlement, net[2]	—	—	—	(11,325)
Adjusted operating earnings	$150,956	$74,160	$579,663	$506,955

Operating earnings margin	12.8%	7.7%	12.8%	13.1%
Acquisition-related costs[1]	0.1%	—%	—%	—%
Litigation settlement, net[2]	—%	—%	—%	(0.3)%
Adjusted operating earnings margin	12.9%	7.7%	12.8%	12.8%

Earnings before income taxes	$143,252	$69,298	$552,546	$499,818
Acquisition-related costs[1]	544	—	4,000	—
Litigation settlement, net[2]	—	—	—	(11,325)
Adjusted earnings before income taxes	$143,796	$69,298	$556,546	$488,493

Net earnings	$117,557	$60,108	$443,342	$409,880
Acquisition-related costs[1]	437	—	3,177	—
Litigation settlement, net[2]	—	(75)	—	(9,022)
Tax impact of stock-based compensation[3]	(734)	(339)	(2,303)	(8,185)
Adjusted net earnings	$117,260	$59,694	$444,216	$392,673

Diluted EPS	$1.12	$0.56	$4.20	$3.78
Acquisition-related costs[1]	—	—	0.03	—
Litigation settlement, net[2]	—	—	—	(0.08)
Tax impact of stock-based compensation[3]	(0.01)	—	(0.03)	(0.08)
Adjusted diluted EPS	$1.11	$0.56	$4.20	$3.62

Effective tax rate	17.9%	13.3%	19.8%	18.0%
Tax impact of stock-based compensation[3]	0.6%	0.6%	0.4%	1.6%
Adjusted effective tax rate	18.5%	13.9%	20.2%	19.6%

1    On January 13, 2022, the company completed the acquisition of Intimidator. Acquisition-related costs for the three month period ended October 31, 2022 represent integration costs and acquisition-related costs for the twelve month period ended October 31, 2022 represent transaction and integration costs incurred in connection with the acquisition. No acquisition-related costs were incurred during the three and twelve month periods ended October 31, 2021.
2    On November 19, 2020, Exmark Manufacturing Company Incorporated ("Exmark"), a wholly-owned subsidiary of TTC, and Briggs & Stratton Corporation ("BGG") entered into a settlement agreement ("Settlement Agreement") relating to the decade-long patent infringement litigation that Exmark originally filed in May 2010 against Briggs & Stratton Power Products Group, LLC ("BSPPG"), a former wholly-owned subsidiary of BGG (Case No. 8:10CV187, U.S. District Court for the District of Nebraska) (the "Infringement Action"). The Settlement Agreement provided, among other things, that upon approval by the bankruptcy court, and such approval becoming final and nonappealable, BGG agreed to pay Exmark $33.65 million ("Settlement Amount"). During January 2021, the first quarter of fiscal 2021, the Settlement Amount was received by Exmark in connection with the settlement of the Infringement Action and at such time, the underlying events and contingencies associated with the gain contingency related to the Infringement Action were satisfied. As such, the company recognized in SG&A expense within the Consolidated Statements of Earnings during the first quarter of fiscal 2021 (i) the gain associated with the Infringement Action and (ii) a corresponding expense related to the contingent fee arrangement with the company's external legal counsel customary in patent infringement cases equal to approximately 50 percent of the Settlement Amount. Additionally, during the third quarter of fiscal 2021, the company recorded a charge related to a legal settlement for a series of ongoing patent infringement disputes within SG&A expense in the Condensed Consolidated Statements of Earnings. Accordingly, litigation settlements, net represents the charge incurred for the settlement of the patent infringement disputes for the three month period ended October 31, 2021. Litigation settlements, net for the twelve month period ended October 31, 2021 represents the net amount recorded for the settlement of the Infringement Action, as well as the charge incurred for the settlement of the patent infringement disputes. No amounts were recorded for litigation settlement, net during the three and twelve month periods ended October 31, 2022.
3    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three and twelve month periods ended October 31, 2022 and October 31, 2021.
Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the twelve month periods ended October 31, 2022 and October 31, 2021:

	Twelve Months Ended
(Dollars in thousands)	October 31, 2022	October 31, 2021
Net cash provided by operating activities	$297,172	$555,469
Less: Purchases of property, plant and equipment	143,478	104,012
Free cash flow	153,694	451,457
Net earnings	$443,342	$409,880
Free cash flow conversion percentage	34.7%	110.1%
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